Exhibit 99.1

ISTA Pharmaceuticals Reports Fourth Quarter and Full-Year 2010 Financial Results

– 2010 Product Revenues Increase 46% to $156.5 Million –

– Company Reports Operating Income of $10.4 Million –

– Before Non-Cash Warrant Valuation Adjustments, ISTA Posts First Year of Profitability –

– Company Reaffirms 2011 Financial Guidance –

IRVINE, CA — (Marketwire—February 23, 2011) — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the quarter and the year ended December 31, 2010. Fourth quarter 2010 net revenues of $51.1 million reflect an increase of 49% from the fourth quarter of 2009. For the full year, ISTA reported 2010 net revenues of $156.5 million, a 42% increase over 2009’s full-year results. The Company reported operating income of $8.3 million in the 2010 fourth quarter and $10.4 million for the full year. Reported net earnings were impacted by non-cash warrant valuation adjustments of $14.7 million and $7.5 million, respectively, for the fourth quarter and full-year 2010, resulting in a net loss of $8.4 million and $5.3 million, respectively. Excluding non-cash warrant valuation adjustments resulting from the increase in the Company’s stock price, ISTA achieved its first year of profitability, with net income of $2.2 million, or $0.05 per share based on 44 million fully diluted shares outstanding.

“At the beginning of 2010, we committed to three key objectives: make 2010 our first profitable year before warrant adjustments; expand upon our sales growth aided by the launch of BEPREVE™, our first product entry into the allergy market; and gain approval for BROMDAY™, our once-daily prescription eye drop for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract extractions,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “We met our objectives and delivered net income before warrant adjustments of more than $2 million.

“In terms of product line performances, our combined XIBROM™/BROMDAY™ franchise grew more than 30% in 2010. By mid-February, we had converted nearly 55% of new prescriptions in the XIBROM/BROMDAY franchise to once-daily BROMDAY, and, as announced in early February, due to the rapid conversion to BROMDAY, we plan to stop shipping twice-daily XIBROM to customers after February 28, 2011.

“Within our emerging allergy franchise, 2010 was our first full year of marketing BEPREVE® for ocular itching associated with allergic conjunctivitis. Through our expanded sales force, we were successful in positioning BEPREVE among allergists and optometrists, which represent a new set of prescribers for ISTA. In its first year, BEPREVE attained the number two position in new prescription dollars behind the market-leading franchise in allergic conjunctivitis, with nearly $16 million in 2010 sales.”

Fourth Quarter and Year End 2010 Operating Details

Net Revenues

(In millions, except percentage data)

	Three Months Ended December 31,			Years Ended December 31,
	2010	2009	Change	2010	2009	Change
XIBROM/BROMDAY	$34.8	$26.0	34%	$105.8	$81.1	30%
BEPREVE	5.1	0.5	920%	15.7	1.7	824%
ISTALOL	7.0	5.8	21%	22.0	18.8	17%
VITRASE	4.2	1.9	121%	13.0	5.9	120%

Product sales, net	51.1	34.2	49%	156.5	107.5	46%
License revenue	—	—	—	—	3.1	—

Total revenues	$51.1	$34.2	49%	$156.5	$110.6	42%

Net revenues for the fourth quarter and year ended December 31, 2010, were $51.1 million and $156.5 million, respectively, or an increase of 49% and 42%, over the corresponding periods in 2009. Net revenues for the year ended December 31, 2009, included $3.1 million of non-recurring and previously deferred revenue primarily associated with the termination of a supply agreement. Excluding this one-time item, full-year 2010 revenues grew 46%.

Gross margin for the fourth quarter and year ended December 31, 2010, was 76%, or $38.7 million, and 76%, or $118.9 million, respectively, as compared to 75%, or $25.7 million, and 75%, or $83.4 million, for the same periods in 2009. The increase in gross margin for the fourth quarter and full-year 2010 was primarily the result of continued growth in revenues from our higher margin products, BROMDAY, BEPREVE and XIBROM.

Research and development expenses for the fourth quarter and year ended December 31, 2010, were $8.2 million and $25.9 million, respectively, as compared to $5.3 million and $24.9 million during the same periods in 2009. The increase is due in part to the cost of on-going clinical trials related to REMURA™ for dry eye and bepotastine nasal spray.

Selling, general, and administrative expenses for the fourth quarter and year ended December 31, 2010, were $22.2 million and $82.6 million, respectively, as compared to $17.5 million and $56.4 million for the corresponding periods in 2009. The increase is due to higher sales and marketing expenses associated a full year of marketing costs for BEPREVE and launch expenses for BROMDAY, the expansion of our sales force and higher administrative costs.

Operating income for the fourth quarter and year ended December 31, 2010, was $8.3 million and $10.4 million, respectively, compared with operating income of $2.9 million and $2.1 million for the same periods in 2009.

Other expense for the quarters ended December 31, 2010 and 2009, and years ended 2010 and 2009, included non-cash valuation charges of $14.7 million and $1.4 million and $7.5 million and $52.1 million, respectively, as a result of marking common stock warrants to market. Non-cash warrant valuation adjustments are driven primarily by the change in ISTA’s stock price quarter over quarter.

Net loss for the fourth quarter and year ended December 31, 2010, was $8.4 million, or $0.25 per share, and $5.3 million, or $0.16 per share, respectively, compared with a net loss of $0.6 million, or $0.02 per share, and $57.8 million, or $1.74 per share, for the same periods in 2009 based on 33 million shares outstanding. Net income without non-cash warrant valuation adjustments for the quarter and year ended December 31, 2010, was $6.3 million, or $0.14 per share, and $2.2 million, or $0.05 per share, respectively, based on 44 million fully diluted shares outstanding.

At December 31, 2010, ISTA had $78.8 million in cash, an increase of $25 million over the prior year, which included an $18 million increase in reserves for royalties on BROMDAY and XIBROM.

ISTA Reaffirms 2011 Financial Outlook

ISTA expects:

•	2011 net revenues of approximately $175 million to $190 million.

•	2011 gross margins of 75% to 77% of net revenues.

•	2011 R&D expenses of 18% to 22% of net revenues.

•	2011 SG&A expenses of 44% to 48% of net revenues.

•	2011 operating income of $13 million to $16 million.

•

2011 net income of $5 million to $8 million, or fully diluted earnings per share of $0.11 to $0.18, assuming 45 million fully diluted shares and excluding any non-cash mark-to-market adjustments relating to warrants.

•	Year-end 2011 cash balance of at least $90 million. This amount is after any debt repayments and includes amounts drawn from our bank line and the reserves for BROMDAY/XIBROM royalties.

Before non-cash warrant valuation adjustments, ISTA expects 2011 to be its second year of profitability, but due to timing of revenues and expenses, anticipates a loss in the first quarter of 2011. Of note, one-third of our $65 million debt facility comes due in September of 2011. ISTA anticipates making the $21.5 million principal repayment out of cash on hand, which was $78.8 million at the end of 2010.

Dr. Anido concluded, “In 2011, we plan to gain market share with BROMDAY and BEPREVE, and we will announce initial results from key clinical trials for lower-concentration BROMDAY, REMURA for dry eye, and bepotastine nasal spray for allergic rhinitis. Longer-range, our corporate targets are to deliver $1.00 EPS by 2013, attain five new product approvals over the next five years and achieve approximately $500 million in annual revenues by 2015.”

Conference Call

ISTA will host a conference call with a simultaneous webcast today, February 23, 2011, at 4:30 PM Eastern Time, to discuss its fourth quarter and full-year 2010 results. To access the live conference call, U.S. and Canadian participants may dial 866-770-7120; international participants may dial 617-213-8065. The access code for the live call is 66872732. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 11293297. This conference call also will be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals, Inc., is the fourth largest and fastest growing branded prescription eye care business in the United States, with an expanding focus on allergy therapeutics. ISTA currently markets five products, including treatments for ocular inflammation and pain post-cataract surgery, glaucoma and ocular itching associated with allergic conjunctivitis. The company’s development pipeline contains additional candidates in various stages of development to treat dry eye, ocular inflammation and pain and nasal allergies. Headquartered in Irvine, California, the company generated 2010 revenues of $157 million. For additional information about ISTA Pharmaceuticals, please visit the corporate website at www.istavision.com.

BROMDAY™ (bromfenac ophthalmic solution) 0.09%, XIBROM (bromfenac ophthalmic solution)® 0.09%, ISTALOL® (timolol maleate ophthalmic solution) 0.5%, VITRASE® (hyaluronidase injection) Ovine, 200 USP Units/mL, BEPREVE® (bepotastine besilate ophthalmic solution) 1.5% and REMURA™ (bromfenac ophthalmic solution for dry eye) are trademarks of ISTA Pharmaceuticals, Inc.

Full prescribing information for BROMDAY is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/BROMDAYPI101008.pdf

Full prescribing information for XIBROM is available on ISTA Pharmaceuticals’ website at

http://www.istavision.com/pdf/XIB590-July2010.pdf

Full prescribing information for ISTALOL is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

Full prescribing information for VITRASE is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/vitrase200_package_insert.pdf

Full prescribing information for BEPREVE is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Bepreve_insert.pdf

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s 2011 financial outlook and expected financial results, market share growth for BROMDAY and BEPREVE, announcement of clinical trial results in 2011 and long-range corporate financial targets are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, delays and uncertainties related to the conduct and success of clinical trials, the transition of prescribers from XIBROM to BROMDAY, the FDA or other regulatory agency approval or actions, ISTA’s ability to find and successfully integrate acquisition candidates, ISTA’s ability to find and utilize corporate partners and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2010.

Non-GAAP Financial Measures

ISTA believes the metric “net income excluding non-cash warrant valuation adjustments” is a useful financial measure for investors in evaluating the Company’s performance for the periods presented. This metric, however, is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net income (loss) in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. For a reconciliation of net income (loss) to net income excluding non-cash warrant valuation adjustments, see the table below.

ISTA Pharmaceuticals, Inc.

Reconciliation of GAAP Net Loss to Adjusted Net Income (Loss)

(In thousands)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Net loss	$(8,427)	$(579)	$(5,300)	$(57,754)
Loss on warrant valuation	(14,681)	(1,363)	(7,522)	(52,066)

Adjusted net income (loss)	$6,254	$784	$2,222	$(5,688)

Net loss per common share
Basic & diluted	$(0.25)	$(0.02)	$(0.16)	$(1.74)

Weighted average common shares outstanding
Basic & diluted	33,504	33,284	33,440	33,228

Adjusted net income (loss) per common share
Basic	$0.19	$0.02	$0.07	$(0.17)

Diluted	$0.14	$0.02	$0.05	$(0.17)

Weighted average common shares outstanding
Basic	33,504	33,284	33,440	33,228

Diluted	44,870	44,461	43,505	33,228

ISTA Pharmaceuticals, Inc.

Condensed Statement of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenues:
Product sales, net	$51,133	$34,284	$156,525	$107,593
License revenue	—	—	—	3,055

Total revenues	51,133	34,284	156,525	110,648
Cost of products sold	12,437	8,631	37,608	27,278

Gross profit margin	38,696	25,653	118,917	83,370
Costs and expenses:
Research and development	8,150	5,261	25,929	24,904
Selling, general and administrative	22,249	17,503	82,631	56,377

Total costs and expenses	30,399	22,764	108,560	81,281

Income from operations	8,297	2,889	10,357	2,089
Other (expense) income:
Interest expense	(2,082)	(2,097)	(8,307)	(8,591)
Gain on derivative valuation	—	19	130	1,177
Loss on warrant valuation	(14,681)	(1,363)	(7,522)	(52,066)
Other, net	39	(27)	42	(363)

Total other (expense) income, net	(16,724)	(3,468)	(15,657)	(59,843)

Net loss	$(8,427)	$(579)	$(5,300)	$(57,754)

Net loss per common share, basic and diluted	$(0.25)	$(0.02)	$(0.16)	$(1.74)

Shares used in computing net loss per common share	33,504	33,284	33,440	33,228

ISTA Pharmaceuticals, Inc.

Summary of Balance Sheet Data

(In thousands)

(unaudited)

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$78,777	$53,702
Working capital	15,822	29,113
Total assets	134,240	89,144
Current portion of Facility Agreement	21,450	—
Facility Agreement, net of current portion	38,706	57,438
Total stockholders’ deficit	(79,097)	(78,028)

CONTACTS

For Investor Relations:

Lauren Silvernail

949-788-5302

lsilvernail@istavision.com

Jeanie Herbert

949-789-3159

jherbert@istavision.com

Juliane Snowden

Burns McClellan

212-213-0006

jsnowden@burnsmc.com

For General Media:

Justin Jackson

Burns McClellan

212-213-0006

jjackson@burnsmc.com

For Trade Media:

Tad Heitmann

BioComm Network

714-273-2937

theitmann@BioCommNetwork.com

Web Site: http://www.istavision.com